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Transcript of Financial Times Interview with NYSE Euronext Chief Executive Officer, Duncan Niederauer (April 24, 2011)

Q – FT’s Francesco Guerrera     A – NYSE CEO Duncan Niederauer

Q:  I’m here with Duncan Niederauer, Chief Executive of NYSE Euronext.  Very good to see you Duncan, thank you for taking the time.

A:  Yeah, very nice to be here.

Q:  I’d like to start, given that we’re here in the heart of your empire in the stock exchange, the New York Stock Exchange, contention between two powerhouses, the Deutsche Boerse and NASDAQ – ICE, I’d like to ask you about what you think makes the DB deal, which the board recommended, still much better than the NASDAQ offer?

A:  Well, thanks for starting there because that wasn’t a decision we came to quickly or thoughtlessly. It’s really been over the last couple of years where at every board meeting we’ve spent time on strategy with the board.  Sometimes that was all we talked about.  And we felt as though with the transformation we went with through here in ‘08 and ‘09, it positioned the company to talk about having a long-term strategy.  And so throughout ‘10, as we executed against that long-term strategy, we evaluated all of our options.  This goes back to really late ‘09, and we looked at all the different possibilities on the landscape.  And we concluded that with where we were trying to go as a company, and where we thought all the competition was trying to go as a company, we thought that they [DB] were the best strategic partner we could find.  So the board said, ‘OK, if you think it’s actionable, if you think that there’s  a shared vision of what it could be, and if you think you can manage the integration, let’s go for it.’  So we approached each other late last year and we were able to announce that deal in mid-February.

Q:  Nevertheless, the competing offer from NASDAQ-ICE is at a double-digit percentage premium to the merger agreement that you’ve signed with DB.  Why do you think that shareholders should back your deal?

A:  I think one’s about today’s prices and one’s about tomorrow’s value.  So what we said to a lot of the shareholders is it seems to us that if you believe in the strategy that we’ve been implementing, which I think our shareholders do, that’s what they tell me anyway, and if you think about what the promise of the merger purports to deliver… it’s fairly easy for them, I think, to have a conversation with us that’s just very matter of fact.  In the DB deal, there was a transfer of value right up front because the view was that our management team and our way of approaching things would contribute more than our relative market cap suggested.  So we got a billion dollars for our shareholders, give or take, up front.  I think that we believe that as we sharpen our pencils on the synergies, which I promised all of our investors we would do, right … they know we’re from the under promise over deliver school … so we’ve been working.  We said, between announcement and closing, we’ll come back to you with a lot more detail on the synergies, so I think they’re expecting to hear from me sooner rather than later on that and how’s that going and are we making some progress and I think we are.  And the third thing we remind the shareholders of is, if we’re about long-term value creation, the new company we’re creating is going to be incredibly flexible from a financial point of view.  So, for starters, it’s easy for both of us to say, if we just maintain our existing dividend policies that the two companies have now, that’s 800 million dollars or so in dividend payments next year, and that doesn’t talk about the further flexibility we’ll have, whether it’s buybacks,  other kinds of dividends, M&A activity, whatever it might be.  And lastly, I think what the shareholders are also buying into is they’ve seen how we’ve managed our portfolio.  They think the new co. portfolio is a better portfolio than the one we have now so I think there’s room for multiple expansion too.  So I think that’s why you see the stock trading the way it is.  That’s why you see the market reacting the way it is.  And that’s why you see the shareholders still asking us a lot of questions but to us it’s about telling that value story.

Q:  So let’s explore a couple of those points.  You mentioned synergies, the NASDAQ-ICE deal promises about double the synergies that you have come up with, albeit conservatively.  You talked about sharpening the pencil about a week ago, where are you at now? What kind of synergies do you think you can get over and above what you’ve already promised?

A:  Sure.  And we expect to share some of this at our annual meeting next week so I think we’ll give more color on that next week.  But let me just tell you where I think we are right now.  So the shareholders and we are both focused on net synergies.  So, yes, you’ve got expense synergies, and in some deals you have revenue dissynergies, there’s very little revenue dissynergy in our transaction with DB.  Very overlapping in complimentary businesses.  If anything there’s an opportunity for some revenue synergy particularly on the post-trade side.  I think my experience having had this job for a few years is investors don’t really give you too much credit for revenue synergies.  They have questions about revenue dissynergies, but I think we’ll get a little credit for the revenue synergy side to the tune of 100 million Euros like we talked about.  On the expense side, we had promised 300 million Euros going in but the teams have been hard at work this week in Frankfurt, integration teams from both sides so we’ve been working hard really since the closing but in our earnest in the last few weeks as we sharpen the pencil and my guess is you’re going to see that number inch up closer to 400 million Euros.  That sounds great.  We better be in a position to validate it or else it just looks like we’re just doing what everyone else is doing, and just saying pick a number that sounds good.  We have to be able to validate it, right  and we know if I’m going to stand up and say it’s more like 400 instead of 300, I better have details of what that looks like.  So 400 million Euros, if we end up talking that’s 5-6 hundred million dollars, and we get some revenue synergies, when you get right down to it, the two deals really aren’t that different. But we’ll see how the shareholders react to that when I give them more details.

Q:  And you said that everyone else is picking a number that sounds good.  You think that NASDAQ-ICE’s synergy number is not realistic?

A:  I will tell you that by we did similar analyses of the competitive landscape, we think the revenue dissynergies are understated.  And we think in fairness to them, I mean, they’re just looking at public filings.  I have a feeling that if they looked more closely, they’d find the expense synergies may be a bit exaggerated as well.

Q:  So you think by the time your annual meeting comes around, when you’ve done all your numbers, dotted all the i’s, crossed all the t’s … you think we’ll see a similar number in terms of synergies to the one they’ve proposed?

A:  It has to be validated.  I mean the two deals are entirely different… one is a merger; one is a breakup of the company so it’s hard to compare an apple to an apple because they’re not an apple and an apple. And I think we’re just focused on our deal.  We have an agreed upon merger.  Our energy should be focused on how do we make sure the shareholders are comfortable that there’s a huge value-creation opportunity there and it’s my responsibility to deliver that, and if I don’t, then the shareholders ultimately get to vote.

Q:  And the other question you kind of mentioned is the dividend share buy backs.  You seem to put it in the future post-merger.  Surely, some people think that you should be doing something right now to close the gap between your merger and the NASDAQ offer.  What are the chances of that?

A:  I think both companies have the financial flexibility to consider that.  And remember, both of the companies in question, we both pay a pretty healthy dividend right now.  So I think all we’re asking is that everyone consider all the flows in.  And if you think about it, if we can close this deal at the end of the year, which I believe we can … you’re operating as Newco in 2012, even if we don’t do anything special, or don’t do any buybacks, that’s still a billion dollars of dividends or more to be paid by the companies between now and then.  The two companies pay roughly 750 to 800 million dollars now, so just between now and the end of 2012, you’re talking about a billion and a half dollars right there that the other deal doesn’t even talk about being able to do.  So I think that’s what we’re trying to focus on.  We don’t rule out other measures like the ones you’re referencing, but I think we have to do a little more work on that.

Q:  So you’re not ruling it out, you could be dangling that in front of your shareholders …

A:  We’re certainly not ruling it out, but not ruling it in yet either.

Q:  I know you’ve been on the road meeting with some of your shareholders.  What kind of feedback have you received, especially since NASDAQ slightly revised their offer?

A:  I think there’s three different chapters.  February 15th-March 31st, we were pretty comfortable.  You know, without a counterproposal, illusory as it may be, the shareholders felt pretty good about it.  I think they understood when we explained it to them, it’s consistent with your strategy, it accelerates your strategy.  Good for you, keep up the good work.  Now they just have questions, correctly as you pointed out in your earlier question, okay, there is a price-to-value gap, can you help us close it, can you explain why we should still support you, etc., etc.  And that’s been our challenge the last two weeks.  I think, April 1st, the volume of that probably peaked.  So I would say the second phase was April 1st and a few days after that.  Remember, we couldn’t really say anything unless our board opined the first time.  I wouldn’t front run the board, I wasn’t going to do anything inappropriate.  So we weren’t really able to communicate with our shareholders until last Monday.  And so I think since then, it’s been a lot better.  I think they understand it.  They’re asking us a lot of the questions which they have a right to ask, and which they should ask, and we’re responsible to answer those questions.

Q:  Does it make you feel more or less confident, after having talked to them, that they’re going to back this deal?

A:  Well, July 7th is still a ways a way.  I believe we’re answering the questions they have to their satisfaction.  We’re going to stay very close to them.  Ultimately, they’re the ones that have the vote.  They deserve answers to all the questions they want to ask.  And it’s our job to, as I said, either we’ll answer them well or we won’t.  I think they do understand, to a person, the long-term value-creation opportunity.  What we’re trying to figure out is that value gap that exists right now.  I think the only thing that would change that in their mind is if the antitrust risk on one of the two deals, which in their mind, I think incorrectly seems similar.  If that changed in their mind you think they’d think differently.  But right now they’re asking all the questions you would think they would ask and we’re giving them full access.

Q:  Let’s talk about the antitrust for a second.  Both deals it’s fair to say have issues on the antitrust side, although differently.

A:  Very different.

Q:  How can you expect shareholders to vote on something, in July most likely, when the antitrust issues will not have been resolved by then?  Is it unfair?

A:  I don’t know that it’s unfair.  But I think in a lot of deals you do in the industry, you might not have clarity prior to the vote.  Really what you’re asking the shareholders to do at that point is say give us the vote of confidence that we can do everything we can to consummate the merger.  My guess would be given the timeline in Europe for us which is really the only place where we have anything that even rises to the level of an antitrust issue.  And I think it’s more what conditions will be placed on us, not a make or break the deal, but I’m not in the business of front running the regulators, the competition authorities should take as long as they need.  We’re giving them all the information they need.  And our view is, they’re going to look at the different businesses, I think thoughtfully and sensibly, and there’s a case to be made that on the equity side there’s a fairly easy decision.  We’re all for fungibility on the back end.  I don’t think the vertical silo has to be protected in equities in Europe.  I think on equity derivatives, I just think all we’re asking is that Europe be consistent with the rest of the world.  If the rest of the world is going to go horizontal, that’s great.  If the rest of the world isn’t, I’m not sure Europe should be the only ones going horizontal.  And on OTC, neither one of us has a business to speak of in OTC.  It’s a long term opportunity for the both of us.  I think we’d support whatever decision the competition authorities would make in Europe.  So I don’t think there’s anything that rises to the level of a deal breaker, but we’ll spend the next several months working with them and we’ll see how it goes.  I think we’ll have some clarity by the shareholder vote but probably not finality for sure.

Q:  Would you be prepared to sell things like a clear stream of stocks for example … if they ask you to?

A:  I don’t think it’s going to nearly rise to the level of divestiture.  I can’t imagine they would ask us to sell those kinds of things you’re talking about.  And all the conversations we’ve had so far would suggest it’s not going to rise to that level.  It’s going to be more conditions around pricing.  You know, let’s make sure you’re not going to do things we don’t want you to do on clearing pricing or transacting pricing.  The one thing we keep reminding everybody of is there’s a lot of good in this combination for customers that cannot be extracted today.  Right now they have to pay to connect to both the platforms.  You only have to connect to one platform in the future.  And I think the most important thing, which we’ll be articulating more clearly in the coming week, is the capital efficiency savings by being able to net the short end against the long end and the pan-European equity derivatives against the European country derivatives.  We think that’s 3 billion dollars give or take, conservatively, of capital we can return to the big customers.  That’s a pretty important value proposition given what’s in front of them as their business models change.

Q:  Let me ask you, some critics say you should recuse yourself because you have a clear invested interest in seeing that the DB deal will succeed because you most likely will lose your job if the NASDAQ-ICE gets the exchange.  What’s your answer to that?

A:  I think that it’s a critic, not some critics but we’ll see how that goes.  My view is I’m proud of the job that I’ve done here.  If the shareholders decide that someone else should be doing the job, that’s ok too.  But that doesn’t factor into my thinking at all.  We spent two years talking to the board about strategy.  In fact, at one point in the DB discussions, I volunteered not to be the CEO because if that’s what it would’ve taken to get the deal done, it would’ve been perfectly fine with me.  I felt that strongly that this was the right thing for the company.  So I don’t really listen to the critics on stuff like that.

Q:  So you don’t think that there’s any need for you to do so?  Not to step down, but recuse yourself?

A:  Right, I don’t believe that’s the case.  No.

Q:  And how would characterize your relationship with Bob Greifeld? How would you call it?

A:  I’m not sure why it matters.  We’re competitors.  Hopefully there’s mutual respect there but we’re not having dinner tonight if that’s what you’re asking.

Q:  Or tomorrow night?

A:  It’s Good Friday.  I’ll be with my family.  I’m sure he will be too.

Q:  And one final question on this.  Some people on Wall Street, the ones I talk to anyway, see Bob as quite an abrasive character, which could make it more difficult for NASDAQ to win support for its bid.  Do you think that weakens the bid in anyway?

A:  You would have to ask the recipients or the people who are at those meetings.  I think everyone’s got their own style.  I think we all go about things in different ways.  We have a very different culture then their company does, here.  I don’t know that we have a shared vision for what the future is.  But I don’t know if someone’s personality necessarily impacts it.  I think that the only time a personality does come into play, is when you’re trying to execute a merger, in any industry.  I’ll go back to what I said how our own company came to our own strategy.  Part of deciding that someone was a great strategic partner and that it was actionable, was to know that you could sit down across the table from the person who was going to be your partner in that managing the integration and say do we have a shared vision for the future?  Do we see it the same way?  And is there any daylight between us?  Because if there is, the employees know.  And what might look great on paper, and it might look like the smartest thing you’ve ever thought of… it cannot be executed if the two leaders don’t see eye to eye.  And I think what I’ve got with Reto is a very symbiotic relationship.  And I think the two companies, that’s why we’re off to such a good start already.

Q:  Mr. Niederauer, thank you so much.

Safe Harbour Statement

NYSE Euronext is party to a proposed business combination transaction with Deutsche Boerse AG. In connection with the proposed business combination transaction, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a draft proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) a draft offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. When finalized, NYSE Euronext will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Boerse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Boerse AG.  NYSE Euronext and Deutsche Boerse AG also expect that Holding will file an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”).

Investors and security holders are urged to read the proxy statement/prospectus and the offer document regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com and Deutsche Boerse AG’s Web site at www.deutsche-boerse.com. The offer document will be made available at Holding’s Web site at www.global-exchange-operator.com following clearance by the BaFin.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by the BaFin and in documents that will be filed with the SEC.  Holding reserves the right to deviate in the final terms of the public offer from the basic information described herein.  Investors and holders of NYSE Euronext shares and Deutsche Boerse AG shares are strongly encouraged to read the offer document and all documents in connection with the public offer as soon as they are published, since they will contain important information.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Alpha Beta Netherlands Holding N.V. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

PARTICIPANTS IN THE SOLICITATION

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of   NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.